UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15
             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                                                      Commission File No. 1-9787

                              KEEBLER HOLDING CORP.
                        (f/k/a FLOWERS INDUSTRIES, INC.)
             (Exact name of registrant as specified in its charter)

                               c/o Kellogg Company
      One Kellogg Square, Battle Creek, Michigan 49016-3599 (616) 961-2000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Common Stock, $.625 par value per share and associated rights
                           7.15% Debentures due 2028
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   |_|        Rule 12h-3(b)(1)(ii)  |_|
        Rule 12g-4(a)(1)(ii)  |_|        Rule 12h-3(b)(2)(i)   |_|
        Rule 12g-4(a)(2)(i)   |_|        Rule 12h-3(b)(2)(ii)  |_|
        Rule 12g-4(a)(2)(ii)  |_|        Rule 15d-6            |_|
        Rule 12h-3(b)(1)(i)   |X|

        Approximate number of holders of record as of the certification or notice date:

        Common Stock, $0.625 par value per share: One
        7.15% Debentures due 2028:                One

        Pursuant to the requirements of the Securities Exchange Act of 1934, Keebler Holding Corp. (f/k/a Flowers Industries, Inc.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 26, 2001



                                             /s/ Gary H. Pilnick
                                          -------------------------
                                          By:    Gary H. Pilnick
                                          Title: Vice President and
                                                 Assistant Secretary